UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2026

BioXcel Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38410	82-1386754
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 Long Wharf Drive

New Haven, CT 06511

(Address of principal executive offices, including Zip Code)

(475) 238-6837

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	BTAI	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 3, 2026, BioXcel Therapeutics, Inc. (the “Company”) entered into the Tenth Amendment to Credit Agreement and Guaranty (the “Tenth Amendment”), which amended the Credit Agreement and Guaranty, dated April 19, 2022, as amended (the “Credit Agreement”), by and among the Company, as the borrower, certain subsidiaries of the Company from time to time party thereto as subsidiary guarantors, the lenders party thereto (the “Lenders”), and Oaktree Fund Administration LLC, as administrative agent.

Pursuant to the Tenth Amendment, the Lenders agreed to (i) payment in kind of accrued and unpaid interest through and including June 30, 2026, by capitalizing and adding such interest to the outstanding principal amount of the Loans as of such date, (ii) defer the payment of principal that was originally due on June 30, 2026 until July 31, 2026, at which point the Company is obligated to make a payment of $9,016,914.47 (constituting the principal and interest that were due and payable on June 30, 2026) plus all accrued interest and fees on such amount through and including July 31, 2026) and (iii) reduce the Credit Agreement’s minimum liquidity covenant to require minimum cash liquidity of $7.5 million (instead of $12.5 million).

In addition, pursuant to the Tenth Amendment, among other things:

•	The Company is required to, on or prior to July 31, 2026, enter into definitive agreements with respect to one or more transactions acceptable to Lenders that (A) would result in the repayment of all loan and other obligations under the Credit Agreement or (B) is an alternative capital solutions transaction on terms and conditions acceptable to the Lenders.

•	The Company agreed to permit any and all transfers or assignments of all or any portion of the loans, commitments, claims or other rights, interests or obligations of any Lender under or in respect of the Credit Agreement to any third party. In addition, the Company agreed to waive or otherwise release any and all restrictions contained in any contract between the Company and a third party on such third party’s ability to receive such assignments or transfers.

•	The Company agreed to establish and maintain a strategic process committee of its board of directors, which committee shall be comprised solely of David Mack (and/or such other independent director acceptable to the Lenders and that is not a member of the Board as of the Tenth Amendment Effective Date), that will have the full and exclusive authority to evaluate, negotiate, oversee, coordinate and implement any sale, restructuring or other material transaction, including any equity raise, sale or business combination transaction, out-of-court restructuring, in-court restructuring, bankruptcy or insolvency filing or similar transaction and any other matters or actions as may be necessary or advisable to effectuate any of the foregoing.

•	The Company agreed to certain additional reporting and information covenants, including a requirement to hold a weekly meeting with the Lenders and the Company’s financial advisors, and a requirement to deliver to the Lenders a 13-week cash flow budget and financial report on a bi-weekly basis. The Company will not be permitted to make disbursements for any two-week period in excess of 115% of the aggregate budgeted amount of disbursements for the applicable period.

•	The Company agreed to certain additional negative covenants applicable following the Tenth Amendment Effective Date, which, among other things, prohibit the Company from, subject to limited exceptions, (i) making any dividend, distribution or repurchase with respect to its equity interests, (ii) making any investments, (iii) disposing of or granting any license in the Company’s assets, (iv) incurring or suffering to exist any indebtedness or liens, and (v) becoming party to or bound by, or canceling, terminating, modifying or amending in any material respect, or waiving any material rights under any material contract.

•	Through July 31, 2026, the Company is prohibited from entering into, terminating, or otherwise modifying any compensation arrangement with its directors, officers or employees, or making any non-ordinary course payments to, or materially increasing the compensation or benefits of, such persons.

In connection with the Tenth Amendment, the Company paid to the Lenders a fee equal to 100 basis points (or 1.00%) of the principal amount of the Loans outstanding as of the effective date of the Tenth Amendment, which was paid in kind by adding such amount to the outstanding principal amount of the Loans on the effective date of the Tenth Amendment.

The foregoing summary of the Tenth Amendment is qualified in its entirety by the complete text of such agreement, a copy of which is filed hereto as Exhibits 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)   Exhibits.

Ex. No.	Description

10.1	Tenth Amendment to Credit Agreement and Guaranty, dated July 3, 2026.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2026	BIOXCEL THERAPEUTICS, INC.

/s/ Richard Steinhart
	By:	Richard Steinhart
	Title:	Chief Financial Officer